CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 033-64872 on Form N-1A of our report dated May 19, 2026, relating to the financial statements and financial highlights of Equity Income Fund, Focused Large Cap Value Fund, Mid Cap Value Fund, Small Cap Dividend Fund, Small Cap Value Fund, and Value Fund, each a series of American Century Capital Portfolios, Inc., appearing in Form N-CSR of American Century Capital Portfolios, Inc. for the year ended March 31, 2026, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
July 28, 2026